Exhibit 4.6

AMENDMENT TO WARRANTS

AND AGREEMENT TO EXERCISE

THIS AMENDMENT TO WARRANTS AND AGREEMENT TO EXERCISE (this “Amendment”) is dated November 3, 2017 by and among Cogint, Inc. (the “Corporation”) and H.I.G. Whitehorse SMA ABF, L.P. (“Warrantholder”). Capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Warrants (defined below).

RECITALS

WHEREAS, on October 7, 2016, the Corporation issued to Warrantholder warrants to purchase, in aggregate, forty-six thousand six hundred sixty-seven (46,667) shares of the Corporation's Common Stock, par value $0.0005 per share (the “Warrants”); and

WHEREAS, the Corporation and Warrantholder have agreed to lower the Exercise Price of the Warrants on the terms set forth herein, and Warrantholder wishes to exercise its Warrants at such amended Exercise Price and pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

1.AMENDMENT TO WARRANT. From the date hereof until 5:00 p.m., New York City time, on the date that is thirty (30) days from the date hereof (the “Amendment Termination Date”), the Exercise Price is hereby amended to equal $3.00 per share of Common Stock, which may be paid only in cash, by certified check or by wire transfer in accordance with Section 3(b)(i) of the Warrants.  If Warrantholder fails to exercise all of the Warrants in accordance with this Amendment, the Exercise Price shall revert to $5.0829, and the Corporation shall have all remedies under law or in equity with respect to such breach.

2.AGREEMENT TO EXERCISE. Warrantholder hereby agrees to exercise all of the Warrants prior to the expiration of the Amendment Termination Date.  The Warrantholder warrants and represents that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.  The Warrant Shares shall be issued in the name of the Warrantholder, in book entry form, and shall bear a restrictive legend substantially in the form set forth in Section 11(a) of the Warrants.

3.LOCK-UP.  Warrantholder acknowledges and agrees that it shall not, other than as specifically permitted pursuant to this Amendment, for a period of one hundred twenty (120) days from the date of exercise of all of the Warrants (the “Lock-Up Period”), directly or indirectly, through an “affiliate” or “associate” (as such terms are defined in the General Rules and Regulations under the Securities Act), or otherwise, offer, sell, pledge, hypothecate, lend, grant an option, right or warrant for sale, purchase any option, warrant or contract to sell, or otherwise dispose of, or transfer or grant any rights with respect to (each, a “Transfer”) any of the Warrant Shares in any manner either privately or publicly, or enter into any agreement or any transaction that has the effect of transferring, in whole or in part, directly or indirectly, the economic consequence of ownership of the Warrant Shares, whether any such agreement or transaction is to be settled by delivery of the Warrant Shares or otherwise.  The Warrantholder further acknowledges and agrees that it shall not publicly disclose the intention to do any of the foregoing.

4.REGISTRATION OF WARRANT SHARES.  Provided Warrantholder has fully complied with its obligations hereunder, until such time that the transactions contemplated by that certain Business Combination Agreement dated as of September 6, 2017 (the “BCA”) between the Corporation and BlueFocus International Limited are consummated, or the BCA is terminated, the Corporation shall use commercially reasonable efforts to (a) file a registration statement permitting the resale of the Warrant Shares by Holder with the Securities and Exchange Commission (the “SEC”), and (b) to have such registration statement effective prior to the expiration of the Lock-Up Period.

5.LEAK OUT.  Following the Lock-Up Period, Warrantholder acknowledges and agrees that, (i) on any given trading day, it may only sell Warrant Shares representing up to five percent (5%) of the daily trading volume of the Common Stock on the immediately prior Trading Day, and (ii) Warrantholder shall not Transfer any of the Warrant Shares for less than $4.50 per share (as appropriately adjusted for any stock split or reverse stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof). For the purpose of this Amendment, “Trading Day” means a day on which the Nasdaq Global Market is open for trading.  Notwithstanding the provisions of this Section 5, Warrantholder may not Transfer any Warrant Shares until such time that there is an effective registration statement permitting the resale of the Warrant Shares by Holder on file with the SEC.

6.PLACEMENT OF WARRANT SHARES.  Provided Warrantholder has exercised the Warrants in full in accordance with the terms of this Amendment, during the Lock-Up Period and until such time that the transactions contemplated by the BCA are consummated, or the BCA is terminated, the Corporation shall use commercially reasonable efforts to place or otherwise arrange for the sale of all or a portion of the Warrant Shares, at a price per share of no less than (a) eighty-five percent (85%) of the volume-weighted average price per share of the Common Stock for the five (5) Trading Days immediately preceding the date of the sale and (b) Four and 50/100 Dollars ($4.50) per share.

7.PUT RIGHT.  Provided Warrantholder has exercised the Warrants in accordance with the terms of this Amendment, upon either (a) the Record Date, as defined in the BCA (the “Record Date”), such Record Date to be provided to the Warrantholder by written notice at least ten (10) Business Days prior to the Record Date, or (b) the termination of the BCA by either party thereto, then Warrantholder shall have the right, but not the obligation, to require the Corporation to purchase from Warrantholder all Warrant Shares held by Warrantholder at a price equal to Four and 50/100 Dollars ($4.50) per share (the “Put Right”) on the terms and conditions set forth herein.  In order to exercise the Put Right, Warrantholder shall provide the Corporation written notice thereof (i) no less than four (4) Business Days prior to the Record Date, or (ii) no later than five (5) Business Days following the Corporation's filing with the Securities and Exchange Commission announcing termination of the BCA.  As a condition precedent to the exercise of the Put Right, Warrantholder shall still own and possess the Warrant Shares free and clear of any and all liens, mortgages, pledges, security interests, encumbrances or charges of any kind.  Subject to the terms of this Amendment, including Warrantholder's compliance with the notice provisions and the satisfaction of all conditions precedent, the Corporation shall purchase all Warrant Shares held by Warrantholder no later than four (4) Business Days from the Corporation's receipt of Warrantholder's written notice of exercise of the Put Right, which purchase shall be effective upon delivery of the purchase price therefor.

8.SPECIFIC PERFORMANCE.  Each party acknowledges that a breach or threatened breach of this Amendment, including but not limited to Section 2, would give rise to irreparable harm to the other party, for which monetary damages would not be an adequate remedy, and each party hereby agrees that in the event of a breach or a threatened breach by the other party of any of such party’s obligations hereunder, the non-breaching party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond, subject to applicable law).

9.COUNTERPARTS. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CORPORATION: COGINT, INC.

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Chief Executive Officer

[Signatures continue on following page]

[Signature Page to Amendment to Warrants and Agreement to Exercise]

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WARRANTHOLDER:
H.I.G. Whitehorse SMA ABF, L.P.
By:	/s/ Richard Siegel
Name: Richard Siegel
Title: Authorized Signatory

[Signature Page to Amendment to Warrants and Agreement to Exercise]

43246796;7

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